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                                                                      Exhibit 23



The Board of Directors
GLB Bancorp, Inc. and Subsidiary:


We consent to the inclusion of our report dated February 6, 1998, except note 18, which is as of March 18, 1998, with respect to the consolidated statements of financial condition of GLB Bancorp, Inc. ("Corporation") as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Corporation's registration statement dated March 20, 1998 filed on Form SB-2. We also consent to the reference to our firm under the heading "Experts" in the registration statement.


                                        /s/    KPMG Peat Marwick LLP


Indianapolis, Indiana
March 20, 1998